EXHIBIT 10.23

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of January 1, 2014 (the “Effective Date”) by and between CytRx Corporation, a Delaware corporation (“Employer”), and Benjamin S. Levin, an individual and resident of the State of California (“Employee”).

WHEREAS, Employer desires to employ Employee, and Employee is willing to be employed by Employer, on the terms set forth in this Agreement.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1. Employment.  Effective as of the Effective Date, Employer shall continue to employ Employee, and Employee shall continue to serve, as Employer’s General Counsel, Senior Vice President and Corporate Secretary on the terms set forth herein.

2. Duties; Place of Employment.  Employee shall perform in a professional and business-like manner, and to the best of his ability, the duties described on Schedule 1 to this Agreement and such other duties as are assigned to him from time to time by Employer’s President and Chief Executive Officer.  Employee understands and agrees that his duties, title and authority may be changed from time to time in the discretion of Employer’s President and Chief Executive Officer.  Employee’s services hereunder shall be rendered at Employer’s principal executive office, except for travel when and as required in the performance of Employee’s duties hereunder.  Notwithstanding the foregoing, Employer understands and agrees that Employee shall be entitled to render his services hereunder from his home on Friday of each week except as required by Employer in extraordinary circumstances.

3. Time and Efforts.  Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and to discharge his duties hereunder.

4. Term.  The term (the “Term”) of Employee’s employment hereunder shall commence on the Effective Date and shall expire on December 31, 2014, unless sooner terminated in accordance with Section 6.  Neither Employer nor Employee shall have any obligation to extend or renew this Agreement.  In the event that Employer does not offer to extend or renew the Agreement, Employer shall continue to pay Employee his salary as provided for in Section 5.1 during the period commencing on the final date of the Term and ending on (a) June 30, 2015 or (b) the date of Employee’s re-employment with another employer, whichever is earlier; provided that, as a condition to Employer’s obligations under this sentence, Employee shall have executed and delivered to Employer a Separation Agreement and General Release in the form attached hereto as Exhibit A.  Employee shall notify Employer immediately in the event Employee accepts such employment with another employer.

5. Compensation.  As the total consideration for Employee’s services rendered hereunder, Employer shall pay or provide Employee the following compensation and benefits:

5.1. Salary.  Employee shall be entitled to receive an annual salary of Three Hundred Fifty Thousand Dollars ($350,000), payable in accordance with Employer’s normal payroll policies and procedures.

5.2. Discretionary Bonus.  Employee also may be eligible for a bonus from time to time for his services during the Term.  Employee’s eligibility to receive a bonus, any determination to award Employee such a bonus and, if awarded, the amount thereof shall be in Employer’s sole discretion.

5.3. Expense Reimbursement.  Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time.

5.4. Vacation.  Employee shall continue to accrue vacation days without loss of compensation in accordance with Employer’s usual policies applicable to all employees at a rate of four weeks’ vacation time for each 12-month period during the Term.

5.5. Tax Gross-Up.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s benefits under this Agreement shall be either: (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless Employer and the Employee otherwise agree in writing, any determination required under this Section 1 shall be made in writing by Employer’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and Employer for all purposes.  For purposes of making the calculations required by this Section 1, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Employer and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.5.  Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.5.

5.6. Employee Benefits.  Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the Term.  Schedule 2 hereto sets forth a summary of such plans and policies as currently in effect.  Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.

5.7. Payroll Taxes.  Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.

6. Termination.  This Agreement may be terminated as set forth in this Section 6.

6.1. Termination by Employer for Cause.  Employer may terminate Employee’s employment hereunder for “Cause” upon notice to Employee.  “Cause” for this purpose shall mean any of the following:

(a) Employee’s breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten days to correct such breach;

(b) Employee’s conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;

(c) Employee’s act of fraud or dishonesty injurious to Employer or its reputation;

(d) Employee’s continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;

(e) Employee’s act or omission that, in the reasonable determination of Employer’s Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or

(f) Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

Upon termination of Employee’s employment by Employer for Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.5 as of the date of such termination and any unpaid bonus that may have been awarded Employee as provided in Section 5.2 prior to such date.

6.2. Termination by Employer without Cause.  Employer may also terminate Employee’s employment without Cause upon ten days notice to Employee.  Upon termination of Employee’s employment by Employer without Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of (1) any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, and (2) as of the effective date of Employee’s termination, full (100%) and immediate vesting of all of Employee’s stock options and any other equity awards based on Employer securities, such as restricted stock units, stock appreciation rights, performance units, etc., all of which shall remain exercisable for their full term, (3) payment of any Tax Gross-Up payment as described in Section 5.5, and (4) an amount, which shall be due and payable within ten days following the effective date of such termination, equal to six months’ salary as provided in Section 5.1, provided that if the date of termination occurs following a Change of Control (as hereinafter defined), then the salary and payment described in clause (4) of this sentence shall instead be calculated using a 12-month “Severance Period” that commences on the date of termination and ends on the first anniversary of such termination date.  In addition, Employer shall provide Employee and his dependents with continued participation, at Employer’s cost and expense, for a period of 12 months following such termination, in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination. Section 6.2(a)(2) and 6.2(b) are conditioned upon Employee having executed and delivered to Employer a Separation Agreement and General Release in the form attached hereto as Exhibit A.  For purposes of this Section 6.2, a “Change in Control” shall have the meaning ascribed to such term in Employer’s 2000 Long-Term Incentive Plan and shall also have the meaning ascribed to the term “Corporate Transaction” in Employer’s 2008 Stock Incentive Plan, as each such Plan may be amended from time to time.

6.3. (b) continued participation, at Employer’s cost and expense, for a period of six months following such termination, in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination, provided that, as a condition to Employer’s obligations under Section 6.2(a)(2) and 6.2(b), Employee shall have executed and delivered to Employer a Separation Agreement and General Release in the form attached hereto as Exhibit A.

6.4. Death or Disability.  Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability.  Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Employee, as the case may be) with respect to Employee or, if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive.  Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law.

7. Confidentiality.  While this Agreement is in effect and for a period of five years thereafter, Employee shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee’s duties hereunder; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law.  Employee shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Employee’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee’s possession or under Employee’s control.  Upon the expiration or earlier termination of Employee’s employment with Employer, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee’s possession or under Employee’s control.

8. Equitable Remedies; Injunctive Relief.  Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith.  This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

9. Indemnification; Insurance.  Employer and Employee acknowledge that, as the General Counsel, Senior Vice President and Corporate Secretary of the Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent provided by Employer to its officers, directors and agents under the Employer’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement.  Employer shall maintain Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.

10. Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11. Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

12. Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof.  Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.

13. Amendment.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee).  The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

14. Governing Law.  This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice-of-law rules.

15. Notice.  All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer: CytRx Corporation 11726 San Vicente Boulevard, Suite 650 Los Angeles, California 90049 Facsimile: (310) 826-5529 Attention: Chief Executive Officer
If to Employee: __________________ __________________ __________________
16. Survival.  Sections 7 through 16, 18 and 19 shall survive the expiration or termination of this Agreement.

17. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.  A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.

18. Attorney’s Fees.  In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.

19. No Interpretation of Ambiguities Against Drafting Party.  This Agreement has been negotiated at arm's length between persons knowledgeable in the matters dealt with herein.  In addition, each party has been represented by experienced and knowledgeable legal counsel.  Accordingly, the parties agree that any rule of law, including, but not limited to, California Civil Code Section 1654 or any other statutes, legal decisions, or common law principles of similar effect, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.

20. Section 409A of the Code.  This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and shall be administered in accordance with Section 409A to the extent Section 409A of the Code applies to the Agreement. Notwithstanding anything in the Agreement to the contrary, distributions pursuant to the Agreement that are subject to Section 409A may only be made in a manner, and upon an event, permitted by Section 409A.

The provisions of this Agreement shall be construed and interpreted to avoid the imposition of any additional tax, penalty or interest under Section 409A while preserving, to the extent possible, the intended benefits hereunder payable to Employee.  Employer and Employee agree that any payment made pursuant to this Agreement due to Employee’s “separation from service” as defined in Section 409A shall be delayed in accordance with Section 409A(a)(2)(B)(i) of the Code (six month delay) if and to the extent required to avoid the imposition of any tax, penalty or interest under Section 409A. Any additional cost to Employee by reason of such postponement period, including, for example, Employee’s payment of the cost of health benefits during the postponement period, shall be reimbursed by the Company to Employee after such period has ended. If Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to Employee’s beneficiary, or if none, to the personal representative of Employee’s estate within 30 days after the date of Employee’s death.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER” CytRx Corporation By: /s/ Steven A. Kriegsman Steven A. Kriegsman Chief Executive Officer
“EMPLOYEE” /s/ Benjamin S. Levin